Exhibit 99.1

Webcast: Today, April 30, 2010 at 10:30 a.m. ET
www.bbgi.com

Replay information provided below

News Announcement	For Immediate Release

CONTACT:
B. Caroline Beasley, Chief Financial Officer	Joseph N. Jaffoni
Beasley Broadcast Group, Inc.	Jaffoni & Collins Incorporated
239/263-5000; email@bbgi.com	212/835-8500 or bbgi@jcir.com

BEASLEY BROADCAST GROUP REPORTS FIRST QUARTER

REVENUE OF $21.8 MILLION AND DILUTED EPS OF $0.02

- Station Operating Income Rises 12.7% and Operating Income

Increases 33.1% Reflecting Expense Management Initiatives -

NAPLES, Florida, April 30, 2010 – Beasley Broadcast Group, Inc. (Nasdaq: BBGI), a large- and mid-size market radio broadcaster, today announced operating results for the three month period ended March 31, 2010 as summarized below:

Summary of First Quarter Results

	Three Months Ended March 31,
In millions, except per share data	2010	2009
Net revenue	$21.8	$22.6
Station operating income (SOI - non-GAAP)	6.1	5.4
Operating income	3.3	2.5
Net income	0.5	0.0
Net income per diluted share	$0.02	$—

The $0.7 million, or 3.2% decline in net revenue during the three months ended March 31, 2010, compared with the same period in 2009 primarily reflects lower net revenue at the Company’s Miami-Fort Lauderdale and Fayetteville market clusters. Beyond the Miami-Fort Lauderdale and Fayetteville clusters, the Company generated net revenue increases from five market clusters which were offset by revenue declines at the Company’s remaining four market clusters.

The $0.8 million, or 33.1% year-over-year improvement in 2010 first quarter operating income reflects the benefit of company-wide cost containment measures that more than offset the net revenue decline and which collectively resulted in a 7.7% reduction in total operating expenses including an 8.7% reduction in costs of services, a 7.7% reduction in selling, general and administrative expenses and a 3.8% reduction in corporate general and administrative expenses.

First quarter 2010 station operating income (SOI), a non-GAAP financial measure, rose $0.7 million, or 12.7% from the 2009 first quarter as the 8.1% decline in station operating expenses more than offset the lower net revenue in the period. The growth in 2010 first quarter net income and net income per basic and diluted share reflect the Company’s company-wide cost containment measures that more than offset a $0.5 million, or 25.8% increase in interest expense as a result of increased borrowing costs.

-more-

Beasley Broadcast Group, 4/30/10	page 2

On a same-station basis (comparing stations operated by the Company during the quarter ended March 31, 2010 to those same stations operated by the Company during the quarter ended March 31, 2009, which excludes the contributions from certain Las Vegas radio assets that were divested in August 2009), 2010 first quarter consolidated net revenue was $21.8 million, compared to $22.2 million in the first quarter of 2009, while SOI was $6.1 million, compared to $5.6 million in the same period of 2009.

Please refer to the “Calculation of SOI,” “Reconciliation of SOI to Net Income,” “Calculation of Same- Station SOI,” and “Reconciliation of Same-Station SOI to Net Income” tables at the end of this announcement for a discussion regarding SOI calculations.

Commenting on the results, George G. Beasley, Chairman and Chief Executive Officer, said, “Increases in 2010 first quarter SOI, operating income and net income highlight the value of the Company’s streamlined cost structure. Overall, the radio industry and Beasley Broadcast Group have begun to see a rebound in advertising spending. In the 2010 first quarter we generated monthly sequential improvements in revenue, with March representing the first month in over two years that Beasley Broadcast Group recorded revenue growth. Reflecting our close watch on station and corporate expenses, the Company generated first quarter year-over-year SOI growth of 13% with margins increasing to 28% for the 2010 first quarter, up from 24% in the comparable period last year. The Company also continues to drive strong interactive revenue growth with revenue from these sources rising approximately 22% in the 2010 first quarter compared with 2009 first quarter levels.

“While key Beasley clusters in Philadelphia, Las Vegas, Augusta and Coastal Carolinas grew revenue in the quarter relative to the same period in 2009, there remains significant upside in Miami, Philadelphia and Fort Myers-Naples as our clusters in these markets under-performed relative to their respective markets. In each case we are addressing the specific issues that impacted the ability of these clusters to take full advantage of ad spending improvements in the market and expect to see revenue performance in future periods more closely reflect the strength of our station operations and the health of the market.

“Our continued expense management disciplines resulted in another quarter of cost reductions on top of the decreases reported in the comparable period of 2009. In addition, reflecting our debt-reduction priority, during the quarter we made repayments totaling $1.8 million against our credit facility and at the end of the quarter total bank debt was reduced to $150.0 million. Given our initiatives over the last two years, Beasley Broadcast Group has an appropriate cost structure that will result in significant operating leverage from increased radio advertising activity.”

Webcast Information

The Company will host a webcast today, April 30, 2010, at 10:30 a.m. ET to discuss its financial results and operations. Interested parties may access the webcast at the Company’s web site at www.bbgi.com. Questions from analysts and institutional investors may be e-mailed to ir@bbgi.com at any time up until 9:30 a.m. ET today. Management will answer as many questions as possible during the webcast. Following its completion, a replay of the webcast can be accessed for five days on the Company’s web site, www.bbgi.com.

Founded in 1961, Beasley Broadcast Group, Inc. is a radio broadcasting company that owns and operates 42 stations (26 FM and 16 AM) located in eleven large- and mid-size markets in the United States. The Company also operates one station in the expanded AM band in Augusta, GA.

Definitions

Station Operating Income (SOI) consists of net revenue less station operating expenses. We define station operating expenses as cost of services and selling, general and administrative expenses.

-more-

Beasley Broadcast Group, 4/30/10	page 3

Same-station results, as presented herein, compare stations operated by the Company throughout all periods presented in the following tables. For the three months ended March 31, 2010 and March 31, 2009, same-station results exclude the operating results from KBET-AM and certain assets used in the operation of radio stations KCYE-FM and KFRH-FM in Las Vegas, Nevada, which were divested during the third quarter of 2009.

SOI and same-station SOI are financial measures of performance that are not calculated in accordance with U.S. generally accepted accounting principles, which we refer to as GAAP. We use these non-GAAP financial measures for internal budgeting purposes. We also use SOI to make decisions as to the acquisition and disposition of radio stations. SOI and same-station SOI excludes corporate-level costs and expenses and depreciation and amortization, which may be material to an assessment of the Company’s overall operating performance. Management compensates for this limitation by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of the Company’s operating performance. Moreover, the corresponding amounts of the non-cash and corporate-level costs and expenses excluded from the calculation are available to investors as they are presented on our statements of operations contained in our periodic reports filed with the Securities and Exchange Commission (SEC).

While the Company recognizes that because SOI is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures employed by other companies, SOI is a measure widely used in the radio broadcast industry. Management believes that SOI provides meaningful information to investors because it is an important measure of how effectively we operate our business (i.e., operate radio stations) and assists investors in comparing our operating performance with that of other radio companies. We also believe that providing SOI on a same-station basis is a useful measure of our performance because it presents SOI before the impact of any acquisitions or dispositions completed during the relevant periods. This allows investors to measure the performance of radio stations we owned and operated during the entirety of two operating periods being compared.

Note Regarding Forward-Looking Statements:

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “intends,” “expects,” “expected,” “anticipates” or variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in our reports filed with the SEC including in our Annual Report on Form 10-K for the year ended December 31, 2009. Readers should note that forward-looking statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors, including: a continuation or worsening of the current economic downturn and regulatory changes, the effect of radio station acquisitions or dispositions that we may make, the loss of key personnel, a downturn in the performance of our radio stations, our substantial debt levels and changes in the radio broadcast industry generally. Our actual performance and results could differ materially because of these factors and other factors discussed in the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” of our SEC filings, including but not limited to annual reports on Form 10-K or quarterly reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.bbgi.com. All information in this release is as of April 30, 2010, and we undertake no obligation to update the information contained herein to actual results or changes to our expectations.

-tables follow-

Beasley Broadcast Group, 4/30/10	page 4

BEASLEY BROADCAST GROUP, INC.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2010	2009
Net revenue	$21,844,944	$22,563,868

Operating expenses:
Cost of services (including stock-based compensation and excluding depreciation and amortization shown separately below) (1) (2)	7,187,729	7,875,526

Selling, general and administrative (including stock-based compensation) (1) (3)	8,598,876	9,311,272
Corporate general and administrative (including stock-based compensation) (4)	2,057,726	2,139,135
Depreciation and amortization	663,665	730,937

Total operating expenses	18,507,996	20,056,870
Operating income	3,336,948	2,506,998
Non-operating income (expense):
Interest expense	(2,535,149)	(2,015,665)
Loss on extinguishment of long-term debt (5)	—	(525,000)
Other income (expense), net	113,784	48,741

Income before income taxes	915,583	15,074
Income tax expense	390,954	7,130

Net income	$524,629	$7,944

Basic and diluted net income per share	$0.02	$—

Basic common shares outstanding	22,431,692	22,288,782

Diluted common shares outstanding	22,514,535	22,351,002

(1)	We refer to “Cost of services,” and “Selling, general and administrative” together as “station operating expenses” for the “Calculation of SOI” and “Reconciliation of SOI to Net Income” below.
(2)	Includes stock-based compensation of $536 and $302 for the three months ended March 31, 2010 and 2009, respectively.
(3)	Includes stock-based compensation of $26,571 and $21,949 for the three months ended March 31, 2010 and 2009, respectively.
(4)	Includes stock-based compensation of $250,083 and $271,063 for the three months ended March 31, 2010 and 2009, respectively.
(5)	We recorded a loss on extinguishment of long-term debt of $525,000 related to a credit agreement amendment during the first quarter of 2009.

-more-

Beasley Broadcast Group, 4/30/10	page 5

Selected Balance Sheet Data - Unaudited

(in thousands)

	March 31, 2010	December 31, 2009
Cash and cash equivalents	$6,899	$5,893

Working capital	11,769	11,777

Total assets	249,458	249,926

Long term debt, less current installments	145,085	146,840

Total stockholders’ equity	$53,221	$52,440

Selected Statement of Cash Flows Data - Unaudited

	Three Months Ended March 31,
	2010	2009
Net cash provided by operating activities	$3,695,843	$3,124,794

Net cash used in investing activities	(174,499)	(154,225)

Net cash used in financing activities	(2,515,148)	(1,921,692)

Net increase in cash and cash equivalents	$1,006,196	$1,048,877

Calculation of SOI (Unaudited):

	Three Months Ended March 31,
	2010	2009
Net revenue	$21,844,944	$22,563,868

Station operating expenses	(15,786,605)	(17,186,798)

SOI	$6,058,339	$5,377,070

Reconciliation of SOI to Net Income (Unaudited):

	Three Months Ended March 31,
	2010	2009
SOI	$6,058,339	$5,377,070

Corporate general and administrative	(2,057,726)	(2,139,135)

Depreciation and amortization	(663,665)	(730,937)

Interest expense	(2,535,149)	(2,015,665)
Loss on extinguishment of long-term debt	—	(525,000)
Other income (expense), net	113,784	48,741
Income tax expense	(390,954)	(7,130)

Net income	$524,629	$7,944

-more-

Beasley Broadcast Group, 4/30/10	page 6

Calculation of Same-Station SOI - Unaudited

	Three Months Ended March 31,
	2010	2009
Reported net revenue	$21,844,944	$22,563,868

Sold stations	—	(349,878)

Same-station net revenue	$21,844,944	$22,213,990

Reported station operating expenses	$15,786,605	$17,186,798
Sold stations	—	(525,131)

Same-station operating expenses	$15,786,605	$16,661,667

Same-station net revenue	$21,844,944	$22,213,990
Same-station operating expenses	15,786,605	16,661,667

Same-station SOI	$6,058,339	$5,552,323

Reconciliation of Same-Station SOI to Net Income - Unaudited

	Three Months Ended March 31,
	2010	2009
Same-station SOI	$6,058,339	$5,552,323

Same-station net revenue adjustment	—	349,878

Same-station station operating expenses adjustment	—	(525,131)
Corporate general and administrative	(2,057,726)	(2,139,135)

Depreciation and amortization	(663,665)	(730,937)
Interest expense	(2,535,149)	(2,015,665)
Loss on extinguishment of long-term debt	—	(525,000)
Other income (expense), net	113,784	48,741
Income tax expense	(390,954)	(7,130)

Net income	$524,629	$7,944

# # #